CARMAX, INC.
NOTICE OF STOCK OPTION GRANT

%%FIRST_NAME%-% %%LAST_NAME%-%
%%ADDRESS_LINE_1%-%
%%ADDRESS_LINE_2%-%
%%CITY%-% , %%STATE%-% %%ZIPCODE%-%

Dear %%FIRST_NAME%-% %%LAST_NAME%-%

The Board of Directors of CarMax, Inc. (the “Company”) wants to provide you with an opportunity to share in the success of our Company. Accordingly, I am pleased to inform you that, as of %%OPTION_DATE%_% the Compensation and Personnel Committee of the Board of Directors of the Company (the “Committee”) exercised its authority pursuant to the CarMax, Inc. 2002 Stock Incentive Plan, as amended and restated (the “Plan”) and granted you non-statutory options to purchase shares of the common stock of CarMax, Inc. (the “Options”) as set forth herein. The Options are not qualified for Incentive Stock Option tax treatment. Limited stock appreciation rights (“SARs”), described below, were also granted in connection with these Options.

The Options and SARs are subject to the provisions of the Plan. The Committee administers the Plan. The terms of the Plan are incorporated into this notice of Stock Option Grant (the “Notice of Grant”) and in the case of any conflict between the Plan and this Notice of Grant, the terms of the Plan shall control. All capitalized terms not defined herein shall have the meaning given to them in the Plan. Please refer to the Plan for certain conditions not set forth in this Notice of Grant. Additionally, a copy of a Prospectus for the Plan, which describes material terms of the Plan, can be found on The CarMax Way. Copies of the Prospectus, the Plan and the Company’s annual report to shareholders on Form 10-K for fiscal year 20     are available from the Company’s corporate secretary at (804) 747-0422.

Number of Shares Subject to Option: %%TOTAL_SHARES_GRANTED%-%
Option Price Per Share: %%OPTION_PRICE%-%

Vesting of Options

Except as otherwise provided in this Notice of Grant, the Options will vest and become exercisable according to the following schedule: one-fourth on %%VEST_DATE_PERIOD1%-% , one-fourth on %%VEST_DATE_PERIOD2%-% , one-fourth on %%VEST_DATE_PERIOD3%-% , and one-fourth on %%VEST_DATE_PERIOD4%-% provided you continue to be employed by the Company on such dates.

Termination of Options

The unexercised Options shall terminate upon the earliest to occur of the following conditions:

1.	Expiration. The Options will expire on %%EXPIRE_DATE_PERIOD1%-% (the “Expiration Date”).

2.	Termination Without Cause or for Good Reason; Immediate Vesting. If the Company terminates your employment with the Company for any reason other than Cause (as defined in your employment agreement with the Company), including for “Involuntary Termination Without Cause” or “Termination Without Cause”, as applicable, as defined in your employment agreement with the Company, or you terminate your employment for “Good Reason”, if applicable, as defined in your employment agreement with the Company, all of your Options will become immediately vested and exercisable, effective as of the date of the termination of your employment. You, your personal representative, distributees, or legatees, must exercise your Options within three (3) months of the effective date of such termination.

3.	Termination For Cause. Upon termination of your employment with the Company for “Cause” as defined in your employment agreement with the Company, your unexercised vested and unvested Options will terminate immediately.

4.	Change in Full-Time Employment Status. In the event that your employment with the Company changes from full-time to part-time for any reason, your unvested Options will expire on the date of the change. Your vested Options will be unaffected and remain subject to the terms of this Notice of Grant.

5.	Resignation; Leave. In the event that you resign your employment with the Company, you must exercise your vested Options within three (3) months of your resignation date or they will expire. Options that have not vested by your resignation date will expire on your resignation date. Employees on authorized leave (as determined under the Company’s authorized leave policy) will not be considered as having terminated merely by reason of the leave and will continue to be eligible to exercise and sell their Options during the period of the leave.

Exercise of Options

When the Options are exercisable, you may purchase shares of Company common stock under your Option by:

1.	Giving written notice to the Company, signed by you, stating the number of shares you have elected to purchase; and

2.	Remitting payment of the purchase price in full (You may deliver Mature Shares of Company common stock that you own in satisfaction of all or any part of the purchase price or make other arrangements satisfactory to the Company and permitted by the Plan regarding payment of the purchase price); and

3.	Remitting payment to satisfy the income tax withholding requirements for non-statutory options or making other arrangements to satisfy such withholding that are satisfactory to the Company and permitted by the Plan.

Death, Disability or Retirement

If your employment by the Company terminates because you die, become disabled or retire (in accordance with retirement eligibility provisions of the Company’s retirement plan) all of your Options covered by this Notice of Grant will become immediately vested and exercisable, effective as of the date of the termination of your employment, and you, your personal representative, distributees, or legatees, as applicable, may exercise your vested Options at any time before the Expiration Date.

Transferability of Options

Except as provided below, the Options are not transferable by you other than by will or by the laws of descent and distribution and is exercisable during your lifetime only by you. You may transfer your rights under the Option during your lifetime subject to the following limitations:

1.	Transfers are allowed only to the following transferees:

a)	Your spouse, children, step-children, grandchildren, step-grandchildren or other lineal descendants (including relationships arising from legal adoptions). Such individuals are hereinafter referred to as “Immediate Family Members”.

b)	Trust(s) for the exclusive benefit of any one or more of your Immediate Family Members.

c)	Partnership(s), limited liability company(ies) or other entity(ies), the only partners, members or interest holder of which are among your Immediate Family Members.

d)	Pursuant to a court issued divorce decree or Domestic Relations Order (as defined in the Code or Title I of the Employee Retirement Income Security Act (or rules thereunder)).

2. You may not receive any consideration in connection with the transfer.

3.	Transferees may not subsequently transfer their rights under the Option except by will or by the laws of descent or distribution.

4.	Following the transfer, the Option will continue to be subject to the same terms and conditions as were applicable immediately prior to transfer (except that the transferee may deliver the Option exercise notice and payment of the exercise price).

5.	You must give written notice of the transfer to the Company and the Company may require that any transfer is conditioned upon the transferee executing any document or agreement requested by the Company.

Any Option transferred in accordance with the terms hereof shall be accompanied by the associated SAR.

Change of Control; SARs

Notwithstanding the vesting schedule set forth in the “Vesting of Options” section hereof, in the event of a Change of Control, all unvested Options granted hereunder shall vest in accordance with the following:

•	50% of your unvested Options shall vest upon the date of the Change of Control; and

•	50% of your unvested Options shall vest upon the one year anniversary of the date of the Change of Control. Notwithstanding the foregoing, in the event that any of your unvested Options would have vested sooner than the one year anniversary of the date of the Change of Control (based upon the vesting schedule set forth in the “Vesting of Options” section hereof or any other terms or conditions affecting vesting rights contained herein), such sooner vesting date shall apply to such unvested Options.

You shall have the right during the period beginning on the applicable vesting date set forth above and ending on the Expiration Date to exercise any and all vested Options in accordance with the provisions of this Notice of Grant.

Pursuant to this Notice of Grant, you have been granted one (1) SAR for every Option granted to you hereunder. Following a Change of Control, you may choose to exercise the SARs granted hereunder in lieu of exercising your vested Options. Doing so will relieve you of the obligation to pay for the exercise of your Options as described above and, instead, will allow you to receive a cash payment of the net value of your SARs as calculated below without having to remit any payment to the Company. The SARs granted in connection with the Options are limited SARs and may be exercised in accordance with the Plan and the terms hereof as follows:

1.	The SARs shall only be exercisable if a Change of Control occurs. In such event, the Options will be exercisable at any time during a period of 90 days beginning on the date the Change of Control occurs. To the extent that the SARs or their underlying Options are not exercised during an exercise period, the SARs will become unexercisable again until such time as another Change of Control occurs or %%EXPIRE_DATE_PERIOD1%-% , when they expire.

2.	When the SARs become exercisable, you may exercise the SARs by giving written notice to the Company, signed by you, stating the number of SARs that you are exercising.

3.	Upon exercise of the SARs, you shall receive in exchange from the Company an amount equal to the excess of (x) the value of the Company’s common stock on the date of exercise, over (y) the exercise price of the underlying Option. For purposes of this paragraph, the value of the Company’s common stock shall be the Fair Market Value of the Company’s common stock on the date of exercise; provided, however, if the net after tax benefit to you, after considering all applicable taxes, interest and penalties, including taxes, interest and penalties imposed under Code section 409A, would be greater if the value was determined based on the highest closing price of the Company’s common stock, on the exchange on which it is then traded, during the 90 days immediately preceding the Change of Control, the value of the Company’s common stock shall be such higher amount. The determination of the net after tax benefit to you shall be made by the Company in its reasonable discretion.

4.	The Company’s obligation arising upon exercise of the SARs shall be paid in cash and shall be subject to required income tax withholdings.

5.	To the extent a SAR is exercised, the underlying Option must be surrendered. The underlying Option, to the extent surrendered, shall no longer be exercisable.

Change in Capital Structure

If the number of outstanding shares of the Company’s common stock is increased or decreased as a result of a stock dividend, stock split, subdivision or consolidation of shares, or other similar change in capitalization, the number of Company shares for which you have unexercised Options and the exercise price will automatically be adjusted, as provided in the Plan, (i) so as to preserve the ratio that existed immediately before the change between the number of such shares and the total number of shares of Company stock previously outstanding, and (ii) so that your aggregate Option price remains the same; provided, however, that the Company will not be required to issue any fractional shares upon exercise of your Options as a result of such adjustment.

Legal Fees

The grant of these Options does not obligate the Company to continue your employment. If there is any litigation involving Options, each party will bear its own expenses, including all legal fees, except that in the event of an action brought by you under this Notice of Grant following a Change of Control, then insofar as such action is not deemed to be frivolous by the arbitrator, the Company shall bear all expenses related to the arbitration, including all legal fees incurred by you. The Committee shall have the authority to interpret and administer this Notice of Grant.

By accepting this grant on-line, this Notice of Grant, together with the Plan, will become a Stock Option Agreement between you and the Company which is governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia. Further, by accepting this grant online, you agree that you are in compliance with, and will abide by, the Company’s “Policy Against Insider Trading – Management” which can be found on The CarMax Way. Further, by accepting this Notice of Grant, you agree that if you have not yet achieved the Company stock ownership levels required for your position, as applicable, as set forth in the Company’s Stock Ownership Guidelines for Certain Executive Officers, then upon exercise of any Options you will retain at least 50% of the underlying shares remaining after satisfaction of the option exercise cost and applicable tax liability.

Sincerely,

[Name, Title]

ACCEPTED:

Signature

     %%FIRST_NAME%-%%%LAST_NAME%-%      %%EMPLOYEE_IDENTIFIER%-%
Printed Name Employee ID Number